EXHIBIT 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE

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McGarry Appointed CEO of Unum UK

Former CEO Ring to remain in advisory capacity until 2011

CHATTANOOGA, TN (July 19, 2010) – Unum (NYSE:UNM) today announced that Jack McGarry, senior vice president of benefits and risk management for the company’s Unum US unit, has been appointed president and CEO of Unum UK following the announcement by Susan Ring that she is stepping down from that role.

McGarry’s appointment is subject to approval by the U.K. Financial Services Authority.

“Jack has a strong record of success in various leadership positions in our U.S. operations, and we believe he is uniquely qualified to build off of our prior successes in the U.K. market,” said Thomas R. Watjen, president and CEO of Unum Group.

McGarry joined Unum in 1986 and has held a number of leadership positions in finance, underwriting and benefit operations. He has a degree in Mathematics from the University of Vermont.

“Unum UK is a market leader and has been an important contributor to the overall success of our company,” added Watjen. “We believe that we are well-positioned to navigate today’s challenging market conditions while also capitalizing on the opportunities emerging in the U.K. marketplace.”

Susan Ring, who joined Unum UK in 1995 and was appointed to president and CEO in December 2002, will remain with the company in an advisory capacity until February 2011.

“We thank Susan for her many contributions,” said Watjen. “Under her leadership, Unum has grown significantly and become an important and successful business in the U.K.”

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UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

ABOUT UNUM

Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of group and individual disability income protection insurance in the United States and the United Kingdom.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

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